Exhibit 99.2

PCS Edventures!.com, Inc.

             The Learning Company


   PCS EDVENTURES! ANNOUNCES CHANGES IN MANAGEMENT & OFFICERS

          Boise, Idaho   September 5, 2006 - PCS Edventures!.com, Inc. (OTCBB:
PCSV-News) today announced that long time Vice President & Chief Financial Officer, Christina M. Vaughn has moved to Vice President & Chief Compliance Officer and Shannon M. Wilson, Assistant CFO for the past 12 months has been promoted to Vice President and CFO, effective September 1, 2006.

           Tony Maher, Chairman, President, and CEO said, "No question, Christy made us better and I have thoroughly enjoyed the five years we have worked together. She has introduced and implemented all of our internal control and public reporting systems and was largely responsible for getting us to the point of being a fully compliant and reporting company. I am sure that she will continue to exhibit those same qualities in her new position."

            "Shannon Wilson, has a Finance Degree and an MBA from Boise State University and has worked closely under Christy now for 12 months. The Board and I feel as though she is prepared to take this next step," Maher said. "I am confident that Shannon will demonstrate the same initiative, diligence, and attention to detail that made Christy so solid in this position. We look for good things to come from Shannon in the years ahead."

About PCS Edventures!

        PCS Edventures! is the recognized leader in the design, development and delivery of products and services rich in technology, imagination, innovation, and creativity that make learning easier, more engaging, and more effective at all levels. Our product lines range from hands-on learning labs in technology-rich subjects like engineering, science, math, robotics, IT, and electronics to administrative tools designed to help schools manage the enormous amounts of data required in day-to-day school administration. PCS programs operate in over 3,000 sites in all 50 United States as well as in 15 countries Internationally. Additional information is at http://www.edventures.com

                             _ _ _

Contact Information:

Financial Contact:        Christina M. Vaughn 1.800.429.3110

Investor Contact:         Anthony A. Maher 1.800.429.3110 X 102,
             tmaher@pcsedu.com

Web Site:               www.edventures.com